Exhibit 99.10

PIONEER MUNICIPAL HIGH INCOME ADVANTAGE FUND, INC.

AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED VMTP PURCHASE AGREEMENT, DATED

APRIL 21, 2021

This amendment (the “Amendment”), dated as of March 21, 2023, to the Second Amended and Restated VMTP Purchase Agreement, dated as of April 21, 2021 (the “Agreement”), by and between Pioneer Municipal High Income Advantage Fund, Inc., a closed-end fund organized as a Maryland corporation, as issuer (the “Fund”), and Wells Fargo Municipal Capital Strategies, LLC, organized and existing under the laws of Delaware, including its successors by merger or operation of law (“WF” or the “Purchaser”), is entered into by and between the Fund and the Purchaser.

WHEREAS, the parties hereto are parties to the Agreement, the parties hereto desire to amend the terms of the Agreement as provided for herein to provide for a temporary amendment to the term “Overconcentration Amount” as provided below, and pursuant to Section 7.4 of the Agreement, the Fund and the Purchaser may amend provisions of the Agreement;

NOW THEREFORE, the parties hereby agree as follows:

1. Temporary Amendment:

(a)

For the 180 day period from and including March 21, 2023 and through and including September 16, 2023 (such period, the “OC Waiver Effective Period”), Article I “Definitions” is amended by deleting and replacing clause (a) of the definition of “Overconcentration Amount” with the following:

“(a) for investments (excluding pre-refunded securities) of the Fund rated below BBB- (or the equivalent): the Market Value of such investments in excess of 50.0%;

(b)

Upon the expiration of the OC Waiver Effective Period, the amended definition of “Overconcentration Amount” shall return to the form of such definition as was effective prior to the OC Waiver Effective Period.

2. References to Agreement: All references to the Agreement on and after the date hereof shall be deemed to refer to the Agreement as amended hereby, and the parties hereto agree that on and after the date hereof, the Agreement, as amended hereby, remains in full force and effect.

3. Counterparts: This Amendment may be executed in counterparts, including by electronic or facsimile signature as agreed in the Agreement, each of which shall be deemed an original but together shall constitute one and the same instrument.

4. Fees: The Fund hereby agrees to pay the reasonable legal fees and expenses of outside counsel to WF incurred in connection with this acknowledgement and consent and the implementation hereof.

5. Governing Law and Waiver of Jury Trial:

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY

THE FUND AND THE CLOSING DATE PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PIONEER MUNICIPAL HIGH INCOME ADVANTAGE FUND, INC.

By:	/s/ Anthony J. Koenig, Jr.
Name: Anthony J. Koenig, Jr.
Title: MD, Chief Operations Officer and Fund Treasurer

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Alejandro Piekarewicz
Name: Alejandro Piekarewicz
Title: Director